Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:
Bill White
President and Chief Executive Officer
(401) 330-1611

Coastway Bancorp, Inc. Reports Fourth Quarter and Year End Financial Results

WARWICK, RI – February 9, 2018 – Coastway Bancorp, Inc. (the "Company") (NASDAQ: CWAY), the holding company for Coastway Community Bank (the "Bank"), announced fourth quarter 2017 net income of $228,000, or $0.06 per diluted share, compared to net income of $721,000, or $0.18 per diluted share for fourth quarter 2016. The Company reported net income of $2.6 million for 2017, or $0.64 per diluted share, compared to net income of $3.5 million, or $0.82 per diluted share for 2016.  The fourth quarter and  annual 2017 net income was impacted by additional income tax expense of $412,000 recorded to reduce the deferred tax asset due to the decrease in the federal income tax rate from 34% to 21% resulting from the Tax Cuts and Jobs Act (the "Act") enacted on December 22, 2017. Generally Accepted Accounting Principles require that the impact of the Act be accounted for in the period of enactment.

Highlights for the quarter include:

•
Fourth quarter 2017 net interest income increased $453,000, or 9.6%, to $5.2 million compared to the fourth quarter 2016. The increase in net interest income was primarily a result of a $895,000 increase in loan interest income due to growth in average loans of $62.5 million from the fourth quarter of 2016 to the fourth quarter of 2017.  The average yield on loans increased to 4.10% for the fourth quarter of 2017 as compared to 3.93% for the fourth quarter of 2016.  Deposit interest expense increased $162,000 in the fourth quarter of 2016 primarily due to a $23.3 million increase in average certificates of deposit coupled with an 11 basis points increase in the average cost of certificates of deposit from 1.46% for the fourth quarter of 2016 to 1.57% for the fourth quarter of 2017.  Interest expense on borrowed funds increased $366,000 for the fourth quarter of 2017 due to an increase in the average cost of borrowed funds to 1.33% in the fourth quarter of 2017 from 54 basis points in the fourth quarter of 2016, as well as an increase of $23.1 million in the average balance of borrowed funds for the fourth quarter of 2017.  The cost of borrowed funds increased due to the increase in short-term interest rates.

•
The interest rate spread was 2.89% for the fourth quarter of 2017, a 12 basis points decrease from 3.01% for the fourth quarter of 2016, primarily due to the increase in the average cost of interest-bearing liabilities of 32 basis points, partially offset by the 19 basis points increase in the average yield on interest-earning assets.

•
Non-interest income, which is comprised primarily of customer service fees and net gains on sales of loans and other mortgage banking income, increased $126,000 for the fourth quarter of 2017 to $1.8 million compared to the fourth quarter of 2016 primarily as a result of an increase in net gains on sales of loans and other mortgage banking income of $90,000.

•
Fourth quarter 2017 non-interest expenses increased $685,000, or 13.5%, to $5.7 million compared with the 2016 fourth quarter.  The increase in non-interest expenses for the fourth quarter of 2017 was primarily related to the $558,000 increase in salaries and employee benefits expense due to $253,000 of termination benefits, merit increases, an increase in full-time equivalent employees (FTEs), an increase of $49,000 in supplemental executive retirement expense, a $41,000 increase in employee health insurance, an increase in ESOP expense of $25,000, and an increase in stock-based compensation of $12,000 due to the 2017  grant of equity awards.

•
The fourth quarter 2017 provision for loan losses was $122,000 as compared to a provision of $132,000 for the 2016 fourth quarter.  The provisions for loan losses were primarily due to loan growth coupled with losses on certain impaired loans. Non-performing loans as a percentage of total loans at December 31, 2017 were 0.77% compared to 0.89% at December 31, 2016.

Highlights for the year include:

•
Net interest income for 2017 increased $1.3 million, or 6.9% to $19.7 million compared to 2016 net interest income of $18.4 million.  The increase in net interest income was primarily due to the $10.8 million increase in average net interest-earning assets to $141.4 million for 2017, principally due to loan growth.

•
The interest rate spread decreased 21 basis points to 2.95% for 2017 from 3.16% for 2016. The net interest margin for the year ended December 31, 2017 was 3.16%, a fifteen basis points decrease from 3.31% for the year ended December 31, 2016.  Our spread and margin were impacted by the $45.6 million increase in average certificates of deposit and the 63 basis points increase in the average funding cost of borrowed funds utilized to grow average loans by $49.7 million during 2017 at an 11 basis points higher average yield than 2016.

•
The decrease in non-interest income was primarily the result of a decrease of $668,000 in net gains on sales of loans and other mortgage banking income.  This decrease was due to a loss in the fair value of mortgage derivatives, commitments to sell and loans held for sale of $682,000 recorded during the year ended December 31, 2017, while an increase of $143,000 was recorded during the year ended December 31, 2016 as a component of net gains on sales of loans and other mortgage banking income.  Gains on sale of residential mortgage loans were $4.3 million and $4.1 million for the years ended December 31, 2017 and 2016, respectively.  Proceeds from residential mortgage loans sold during the year ended December 31, 2017 amounted to $228.3 million as compared to $219.0 million during the year ended December 31, 2016.  Customer service fees increased $195,000, or 5.9% to $3.5 million for the year ended December 31, 2017 from $3.3 million for the year ended December 31, 2016.

•
The provision for loan losses for 2017 was $435,000 compared to a provision of $475,000 for 2016. We recorded net charge-offs of $8,000 for the year ended December 31, 2017 as compared to $176,000 for the year ended December 31, 2016.  Non-performing loans as a percentage of total loans at December 31, 2017 were 0.77% compared to 0.89% at December 31, 2016.

•
Non-interest expenses for 2017 increased $1.6 million, or 8.0%, to $21.7 million from $20.1 million in 2016.  The increase in non-interest expenses for 2017 was primarily due to an increase of $1.4 million, or 12.7% in salaries and employee benefits expenses for the year ended December 31, 2017 as compared to the year ended December 31, 2016 due to general merit increases, an increase in FTEs, an increase of supplemental executive retirement expense of $197,000, an increase of $138,000 in employee health insurance,  an increase of $99,000 in ESOP expense due to an appreciation in our average stock price, an increase of $55,000 in stock based compensation, and a $67,000 increase in compensation cost related to the nonqualified deferred compensation supplemental retirement plan, as well as $253,000 of termination benefits related to three employees.  FTEs increased from 144 at December 31, 2016 to 148 FTEs at December 31, 2017.  Occupancy expense increased $119,000, or 3.8% from $3.1 million for the year ended December 31, 2016 to $3.2 million for the year ended December 31, 2017, primarily due to an increase in depreciation expense.

Balance sheet:

•
Total assets increased $94.7 million, or 14.7%, to $738.9 million at December 31, 2017 compared to December 31, 2016, primarily due to an increase of $89.4 million in loans, net and an increase in cash and cash equivalents of $9.9 million.

•	Total deposits at year-end 2017 increased $29.6 million, or 6.6% to $477.0 million from $447.3 million at December 31, 2016. Borrowed funds increased $60.4 million, or 49.8% during 2017.

•	The Bank's average interest-earning assets to average interest-bearing liabilities were 129.31% for 2017, compared to 130.64% for 2016.

•
Stockholders' equity was $71.3 million at December 31, 2017, compared to $68.6 million at the end of 2016.  The increase in stockholders' equity was primarily due to net income of $2.6 million, stock-based compensation of $144,100 and ESOP shares allocated of $305,000 in 2017, partially offset by stock repurchases of $333,000.

About Coastway Bancorp, Inc.
Coastway Bancorp, Inc. (NASDAQ: CWAY) is the holding company for Coastway Community Bank which was originally founded in 1920 as the Telephone Workers Credit Union, which later changed its name to Coastway Credit Union and converted to Coastway Community Bank in 2009.  Coastway Community Bank is headquartered in Warwick, RI and has nine branches in Rhode Island.  The Company had total assets of $738.9 million and total deposits of $477.0 million as of December 31, 2017.  Additional information about the Company is available at www.coastway.com.

Safe-Harbor
This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, indentified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. Coastway Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Coastway Bancorp, Inc.
Selected Financial Information
(Unaudited)

Selected Financial Condition Data:

	December 31,	December 31,
	2017	2016
	(Dollars in thousands)

Total assets	$738,905	$644,191
Cash and cash equivalents	54,569	44,658
Loans, net	614,593	525,215
Deposits	476,956	447,314
Borrowed funds	181,675	121,250
Stockholders' equity	71,345	68,572

Selected Operating Data:
	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
	(Dollars in thousands, except per share amounts)

Interest income	$6,525	$5,544	$24,189	$21,225
Interest expense	1,333	805	4,474	2,786
Net interest income	5,192	4,739	19,715	18,439
Provision for loan losses	122	132	435	475
Net interest income after provision for loan losses	5,070	4,607	19,280	17,964
Total non-interest income	1,802	1,676	7,538	7,945
Total non-interest expense	5,768	5,083	21,747	20,139
Income before income taxes	1,104	1,200	5,071	5,770
Income tax expense	876	479	2,479	2,281
Net income	$228	$721	$2,592	$3,489
Basic earnings per share	$0.06	$0.18	$0.65	$0.82
Diluted earnings per share	$0.06	$0.18	$0.64	$0.82

Coastway Bancorp, Inc.
Selected Financial Information

Selected Financial Ratios:
	Three months ended		Year ended
	December 31,		December 31,
	2017(1)	2016(1)	2017	2016
	(Unaudited)

Return on average assets	0.13%	0.45%	0.39%	0.58%
Return on average equity	1.27%	4.16%	3.72%	5.04%
Average interest-earning assets to average interest-bearing liabilities	127.36%	129.95%	129.31%	130.64%
Interest rate spread	2.89%	3.01%	2.95%	3.16%
Net interest margin	3.11%	3.18%	3.16%	3.31%
Efficiency ratio	82.47%	79.24%	79.80%	76.33%

	December 31,	December 31,
	2017	2016
	(Unaudited)
Asset Quality Ratios:
Non-performing loans as a percent of total loans	0.77%	0.89%
Non-performing assets as a percent of total assets	1.21%	0.79%
Allowance for loan losses as a percent of total loans	0.48%	0.48%
Allowance for loan losses as a percent of non-performing loans	61.66%	53.58%
Per share and Stock Market Data:

Diluted earnings per common share	$0.64		$0.82
Book value per share	16.26		15.57
Closing Market price	21.20		15.65
Price to book ratio	1.30	x	1.01	x

 (1)  annualized